Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of Schwab Target 2010 Index Fund, Schwab Target 2015 Index Fund, Schwab Target 2020 Index Fund, Schwab Target 2025 Index Fund and Schwab Target 2030 Index Fund (five of the portfolios comprising Schwab Capital Trust, hereafter referred to as the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds’ compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of February 8, 2017, and from January 12, 2017 (date of our last evaluation) through February 8, 2017.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of February 8, 2017, and from January 12, 2017 through February 8, 2017 with respect to securities reflected in the investment accounts of the Funds.

Schwab Capital Trust

/s/ Marie Chandoha
Marie Chandoha President and Chief Executive Officer

/s/ Mark Fischer
Mark Fischer Treasurer and Chief Financial Officer

January 26, 2018
Date

Report of Independent Accountants

To the Board of Trustees of Schwab Capital Trust

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that Schwab Target 2010 Index Fund, Schwab Target 2015 Index Fund, Schwab Target 2020 Index Fund, Schwab Target 2025 Index Fund, and Schwab Target 2030 Index Fund (five of the portfolios comprising Schwab Capital Trust, hereafter referred to as the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of February 8, 2017. The Funds’ management is responsible for its assertion and the Funds’ compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Funds’ compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Funds’ compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of February 8, 2017, and with respect to agreement of security purchases and sales, for the period from January 12, 2017 (date of our last examination) through February 8, 2017:

•	Confirmation of Charles Schwab & Co, Inc.’s (“CSC) omnibus accounts for the underlying mutual fund investments at February 8, 2017 with the underlying mutual fund’s transfer agents.

•	Reconciliation of the omnibus accounts for the underlying mutual fund investments per the books and records of CSC to the omnibus accounts for the underlying mutual fund investments per the books and records of the transfer agent, at February 8, 2017, in all material respects.

•	Agreement of the Funds’ underlying mutual fund investments at February 8, 2017 as recorded on the books and records of the Funds to the shareholder books and records of CSC.

•	Agreement of a sample of security purchases and security sales of the underlying mutual fund investments for the period from January 12, 2017 through February 8, 2017 from the books and records of the Funds to the books and records of CSC.

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds’ compliance with the specified requirements.

In our opinion, management’s assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of February 8, 2017 with respect to securities reflected in the investment account of the Funds’ is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of Schwab Capital Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than the specified parties.

PricewaterhouseCoopers LLP

San Francisco, California

January 26, 2018

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: February 8, 2017
2.	StateIdentification Number:
	AL		AK	60084867	AZ	81055	AR	6006855	CA	505-6972	CO	IC 1993 06 160
	CT	10944297	DE		DC	60062011	FL		GA	SC-MF-019938	HI
	ID	78442	IL	60005106	IN	93-0319 IC	IA		KS	2017S0000290	KY	60370413
	LA	170653	ME	10051867	MD	SM20162197	MA		MI	982511	MN	R-36652.1
	MS	60075972	MO	R2016-1,761	MT	10126	NE	107936	NV		NH	MF16-0084612
	NJ	BEM-7141	NM	57311	NY	S33-93-49	NC	3181	ND	CG503	OH	BE1640797
	OK	SE-222876	OR	2016-1847	PA	1993-05	RI		SC	MF22010	SD	70647
	TN	N2016B-0925	TX	C 116522	UT	007-4102-90	VT		VA	116961	WA	60076708
	WV	93870	WI	777245-03	WY	18237	PUERTO RICO			523-1
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2010 Index Fund
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: February 8, 2017
2.	StateIdentification Number:
	AL		AK	60084873	AZ	81057	AR	60036861	CA	505-6972	CO	IC 1993 06 160
	CT	1094296	DE		DC	60062019	FL		GA	SC-MF-019938	HI
	ID	78448	IL	60005106	IN	93-0319 IC	IA		KS	20170000296	KY	60370413
	LA	170653	ME	1001875	MD	SM20162205	MA		MI	982519	MN	R-36652.1
	MS	60075980	MO	R2016-1,766	MT	101128	NE	107944	NV		NH	MF16-0084620
	NJ	BEM-7141	NM	57319	NY	S33-93-55	NC	3181	ND	CG505	OH	BE1640797
	OK	SE-2228784	OR	2016-1853	PA	1993-05	RI		SC	MF22011	SD	70645
	TN	N2016B-0925	TX	C-116524	UT	007-4102-90	VT		VA	116961	WA	60076716
	WV	93879	WI	777253-03	WY	18237	PUERTO RICO			52391-1
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2015 Index Fund
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: February 8, 2017
2.	StateIdentification Number:
	AL		AK	60084869	AZ	81070	AR	60036857	CA	505-6972	CO	IC 1993 06 160
	CT	1094299	DE		DC	60062004	FL		GA	SC-MF-019938	HI
	ID	78444	IL	60005106	IN	93-0319 IC	IA		KS	2017S0000292	KY	60370413
	LA	170653	ME	10051860	MD	SM20162190	MA		MI	98504	MN	R-36652.1
	MS	60075965	MO	R2016-1,763	MT	101130	NE	107930	NV		NH	MF16-0084605
	NJ	BEM-7141	NM	57304	NY	S33-93-51	NC	3181	ND	CG507	OH	BE1640797
	OK	SE-2228769	OR	2016-1849	PA	1993-05	RI		SC	MF22008	SD	70651
	TN	N2016B-0925	TX	C-116526	UT	007-4102-90	VT		VA	116961	WA	60076701
	WV	93343	WI	777238-03	WY	18237	PUERTO RICO			52395
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2020 Index Fund
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: February 8, 2017
2.	StateIdentification Number:
	AL		AK	60084865	AZ	81068	AR	60036853	CA	505-6972	CO	IC 1993 06 160
	CT	1094301	DE		DC	60062007	FL		GA	SC-MF-019938	HI
	ID	78440	IL	60005106	IN	93-0319 IC	IA		KS	2017S0000288	KY	60370413
	LA	170653	ME	10051863	MD	SM20162193	MA		MI	982507	MN	R-36652.1
	MS	60075968	MO	R2016-1,759	MT	101132	NE	107932	NV		NH	MF16-084608
	NJ	BEM-7141	NM	57307	NY	S33-93-47	NC	3181	ND	CG509	OH	BE1640797
	OK	SE-2228772	OR	2016-1845	PA	1993-05	RI		SC	MF22013	SD	70650
	TN	N2016B-0925	TX	C-116528	UT	007-4102-90	VT		VA	116961	WA	60076704
	WV	93346	WI	777241-03	WY	18237	PUERTO RICO			52397
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2025 Index Fund
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105

U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR.17f-2]

1. Investment Company Act File Number: 811-7704							Date examination completed: February 8, 2017
2.	StateIdentification Number:
	AL		AK	60084871	AZ	81073	AR	60036859	CA	505-6972	CO	IC 1993 06 160
	CT		DE		DC	60062009	FL		GA	SC-MF-019938	HI
	ID	78446	IL	60005106	IN	93-0319 IC	IA		KS	2017S000094	KY	60370413
	LA	170653	ME	10051865	MD	SM20162195	MA		MI	982509	MN	R-36652.1
	MS	60075970	MO	R2016-1,765	MT	101134	NE	107934	NV		NH	MF16-0084610
	NJ	BEM-7141	NM	57309	NY	S33-93-53	NC	3181	ND	CG511	OH	BE1640797
	OK	SE-2228774	OR	2016-1851	PA	1993-05	RI		SC	MF22007	SD	70653
	TN	N2016B-0925	TX	C-116530	UT	007-4102-90	VT		VA	116961	WA	60076706
	WV	93789	WI	777243-03	WY	18237	PUERTO RICO			52399
	Other (specify):
3. Exact name of investment company as specified in registration statement:

Schwab Target 2030 Index Fund
4. Address of principal executive office: (number, street, city, state, zip code)

211 Main Street, San Francisco, CA 94105